UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

FORGEROCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fortress FAQ

•

WHAT: ForgeRock is being acquired by Thoma Bravo, a leading software investment firm with deep expertise in the security and identity solutions sector, and a proven track record of partnering with companies to accelerate growth and innovation.

•

WHY: This path delivers significant value to shareholders over the current stock price in current market conditions and allows us to continue fueling growth, investing in innovation and delivering customer value.

•	WHEN: Expected to be completed in an all-cash transaction in the first half of 2023, subject to customary conditions.

FAQ

1.	What did ForgeRock announce today?

a.

ForgeRock announced our intention to become a private company following the completion of a transaction with Thoma Bravo, a leading software investment firm with deep expertise in the security and identity solutions sector, and a proven track record of partnering with companies to accelerate growth and innovation.

b.	This is an all-cash transaction that will value Forgerock at $23.25 per share for a total value of $2.3 billion.

c.	The transaction is expected to close in the first half of 2023 subject to the satisfaction of customary closing conditions.

2.	Why did we agree to partner with Thoma Bravo and agree to again become a private company?

a.

We believe that, as a private company, we will have greater flexibility to invest further in innovation, build on our leadership position and continue to deliver best-in-class identity solutions to our customers around the globe.

b.	The transaction offers a unique opportunity to create value for all of our stakeholders by further positioning ForgeRock to capture new opportunities in the expanding cybersecurity market.

c.	As a public company, we have a responsibility to maximize shareholder value, and the Board determined this all-cash offer provides a very compelling, immediate and certain premium.

3.	Why is this good for ForgeRock? How does it fit into our strategy?

a.

This shift to becoming a private company is an opportunity for us to accelerate our growth through greater agility and flexibility to continue to invest in technology innovation and our go-to-market strategy.

b.

Given our outstanding performance and momentum, and the size of the transaction, Thoma Bravo is as focused as we are on investing in and growing our business. They believe in our business, recognize our team’s immense talent, and take a collaborative approach to partnering with organizations to drive innovation and expansion.

c.

While this is an exciting milestone, we aren’t changing our focus or who we are as a company. As a team, we’ll remain dedicated to our customers, providing them with the enterprise-grade identity solutions they need to achieve their business goals.

4.	Who is Thoma Bravo?

a.

Thoma Bravo is one of the most experienced and successful software investors in the world, having acquired or invested in more than 400 software and technology companies, representing over $220 billion in enterprise value.

b.

Thoma Bravo has deep security sector and operational expertise and knows our market well. The team’s significant experience partnering with growth-oriented companies to drive innovation and long-term value makes them the ideal partner for this exciting next phase of ForgeRock’s growth.

c.	Importantly, Thoma Bravo approaches partnerships with a focus on collaboration and an emphasis on building even stronger companies.

5.	What does it mean to be a private company? And when do we become a private company?

a.

When the transaction closes, which we expect to occur in the first half of 2023, subject to the satisfaction of customary closing conditions, ForgeRock’s common stock will no longer be listed on New York Stock Exchange, and each ForgeRock shareholder will receive $23.25 in cash for each share of ForgeRock common stock that they own at that time.

b.	The shares and other securities of private companies are not publicly traded.

c.	That said, today’s announcement is just the first step in a process. There are still several customary closing conditions that must be satisfied before the transaction can be completed.

d.	Until then, we will remain an independent, publicly traded company, and it is business as usual at ForgeRock.

6.	How does this change our company strategy and mission?

a.	This transaction is about a change in capitalization and who our stockholders will be. We are not changing our company strategy or mission.

b.

Thoma Bravo’s approach is to bring further expertise and resources to the table to help companies build even stronger businesses, and we believe that, with their partnership, we’ll be in a position to accelerate ForgeRock’s growth at an even faster pace.

7.	Once the transaction closes, how will Thoma Bravo work with ForgeRock moving forward?

a.

Thoma Bravo is an experienced partner and one of the most successful software investors having acquired more than 400 companies. They share our goals and can provide us with additional resources and expertise to realize them.

b.	They believe in our vision while also valuing a people-centric approach and commitment to innovation.

c.

The Thoma Bravo team approaches their partnerships with a focus on collaboration and an emphasis on building even stronger companies, and we believe they can help us achieve our operational and market ambitions more quickly for the benefit of our customers.

8.	What does this mean for ForgeRockers?

a.	We are confident that this transaction is a positive outcome for all ForgeRock stakeholders, including our employees.

b.

Thoma Bravo is an experienced partner that shares our goals and can provide us with additional resources and expertise to realize them. This transaction is about accelerating our growth—creating an even stronger business that we expect will result in exciting career development opportunities for our employees.

c.	Importantly, our commitment to being as transparent as we can with you remains a priority for ForgeRock.

9.	Will there be any broad structural changes to the organization?

a.

ForgeRock is as focused as ever on investing in our business and our people for the growth of the company. We will always work to ensure our organization is set up to position us for long term success, independent of this transaction. It will be business as usual for all ForgeRockers. Nothing in our day-to-day work, collaboration and reporting relationships is currently changing.

10.	Does Thoma Bravo plan to continue to invest in innovation within the Company, specifically our platform?

a.	Absolutely! Innovation has always been a core element of our success.

b.	This transaction is about growth. Given our outstanding performance and momentum, and the size of the transaction, Thoma Bravo is as focused as we are on investing in and growing our business.

c.

Thoma Bravo is an experienced partner that shares our goals and can provide us with additional resources and expertise to realize them. We are confident that they are the right partner to help us unlock the next phase of growth for our company.

11.	What happens between now and close?

a.

Today’s announcement is just the first step in a process. There are still a number of customary closing conditions that must be satisfied before the transaction can be completed, including the approval of our shareholders and receipt of certain regulatory approvals.

b.	Until the transaction closes, which we expect to occur in the first half of 2023, subject to the satisfaction of customary closing conditions, it’s business as usual at ForgeRock.

12.	When do you expect the transaction to close?

a.	We expect the transaction will close in the first half of 2023.

b.	That said, today’s announcement is just the first step in a process. There are still several customary closing conditions that must be satisfied before the transaction can be completed.

13.	Will ForgeRock be combined or integrated with any other Thoma Bravo assets including SailPoint and/or Ping Identity?

a.	Until the transaction closes, which we expect to occur in the first half of 2023, subject to the satisfaction of customary closing conditions, it’s business as usual at ForgeRock.

b.

Thoma Bravo is acquiring ForgeRock because they believe in the company’s vision, products and employees. Thoma Bravo is committed to investing in the ForgeRock identity platforms and accelerating the company’s growth. Any future decision will be made based on what is in the best interest for all stakeholders: customers, partners and employees.

c.	We are committed to maintaining transparency with our employees, customers and partners and will provide further updates on Forgerock’s future plans as they develop.

14.	I’m a hiring manager. What do I tell someone who has accepted a position with ForgeRock but hasn’t started yet?

a.

You can tell pending new hires that ForgeRock announced we have entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm with deep expertise in the security and identity solutions sector, and a proven track record of partnering with companies to accelerate growth and innovation.

b.

Thoma Bravo’s investment in ForgeRock speaks to the growth and value that ForgeRockers have driven together and is a testament to our reputation and momentum. Until the transaction closes, it’s business as usual for all of us at ForgeRock.

15.	Will this transaction have any impact on my benefits and compensation?

a.	There are no currently planned changes to our general compensation and benefits programs (salaries, bonuses, broad-based employee benefits, sales compensation plans, SPIFFS, etc.).

16.	I own ForgeRock stock. What will happen to employee stock?

a.

For employees who are shareholders of ForgeRock (including exercised stock options, settled RSUs and purchased shares through the ESPP), upon closing of the transaction, you will receive $23.25 in cash for each share of ForgeRock that you own.

b.	This is a premium of approximately 44% over the volume-weighted average price of our stock for the 30 days ending October 10, 2022.

c.	Until the transaction closes, our stock will continue to trade on the New York Stock Exchange.

17.	What happens to my stock options?

a.	Until close, we remain a public company, and stock options that have been granted will continue to vest according to their vesting schedule.

b.

At the closing, your outstanding, vested stock options will be converted into the right to receive a cash payment equal to $23.25, reduced by the per share exercise price for stock options. For vested equity awards, this amount will be paid shortly following the closing of the transaction. With respect to unvested option awards, they will be converted into a deferred cash payment based on the $23.25 per share price (less the applicable strike price) that will generally vest and be paid out according to the original vesting schedule of the underlying stock option award, subject to existing vesting conditions, including your continued service to ForgeRock through the applicable vesting date.

c.	When the transaction closes, additional details on your unvested stock options will be provided.

18.	What happens to my RSUs?

a.	Until close, we remain a public company, and RSUs that have been granted will continue to vest according to their vesting schedule.

b.

At the closing, outstanding RSUs will convert into the right to a cash payment equal to $23.25 per share. For vested RSU awards, this amount will be paid shortly following the closing of the transaction. With respect to unvested RSU awards, they will be converted into a deferred cash payment based on the $23.25 per share price that will generally vest and be paid out according to the original vesting schedule of the underlying RSU award, subject to existing vesting conditions, including your continued service to ForgeRock through the applicable vesting date.

c.	When the transaction closes, additional details on your unvested RSUs will be provided.

19.	Will I continue to be subject to trading windows?

a.

Yes. Since we will continue to operate as a public company, all trading windows still apply. This means you will only be able to trade our shares during open trading windows (which begin on the third full trading day after we publicly announce our earnings and continue through the 10th day of the last month of the quarter). Please visit ForgeRock’s Insider Trading Policy for more information.

20.	What happens to our ESPP program—can I still buy ForgeRock shares?

a.	The next purchase date in this offering is November 15, 2022. Assuming the transaction closes after November 15, 2022 the purchase of shares will occur in accordance with the rules of the Plan.

b.

Anyone not currently enrolled in the ESPP will not be permitted to enroll. Per the current plan guidelines, enrollees will not be allowed to increase elections in this offering period and you always have the option to withdraw.

c.	The ESPP program will be discontinued immediately following the November 2022 purchase. Any outstanding ESPP contributions will be refunded through payroll when the plan closes.

21.	Will we continue to give out ongoing equity?

a.	We will continue our equity program until we become a private company.

b.	As we will no longer have publicly traded stock following the completion of the transaction, we do expect changes to our incentive equity structure after the closing.

22.	If we are on the company bonus plan, what can we expect for 2022 performance and payout?

a.

As we do not expect the deal to close until 2023, all bonus programs will remain in place as per the current plan through 2022. We will continue to measure performance against the objectives set in our 2022 plan and pay bonuses accordingly. Corporate bonus payouts will occur in March of 2023 for the 2022 performance year.

23.	Will my position continue to exist?

a.

It is important to understand that the announcement is just the first step towards completing this transaction. It is business as usual at ForgeRock and we are relying on you to continue to stay focused on your day-to-day responsibilities.

b.	We are committed to being transparent with our employees during the pendency of the transaction and will provide further updates as they become available.

Additional Questions

1.	What do I tell customers and partners?

a.

Our business strategy and mission will not change as a result of this announcement. We remain committed to delivering world class innovation and customer value with the best digital identity solution on the planet.

b.

Thoma Bravo is an experienced partner and one of the most successful software investors in the world. The team shares our vision for growth and has been impressed by our strong customer base and our innovative technology.

c.

Thoma Bravo’s approach is to bring further expertise and resources to the table to help companies build even stronger businesses, and we believe that, with their partnership, we’ll be in a position to accelerate ForgeRock’s growth at an even faster pace for the benefit of our customers and partners.

2.	If a prospect, customer or partner asks me what the future of our product roadmap looks like, what can I tell them?

a.	We do not anticipate any changes to our product roadmap as a result of this planned acquisition.

3.	Will ForgeRock customers continue to receive the same quality of solutions and service they always have?

a.	ForgeRock customers will continue to receive the same quality of solutions and service they always have.

b.	There are no current plans to end development or support for any of ForgeRock’s products.

4.	How will this acquisition impact the pricing of ForgeRock’s products for current and future customers?

a.	There are no current plans to adjust pricing of our products for current or future customers.

5.	What should I do if I am contacted by the media or third parties about the transaction?

a.	If you are contacted by the media or a third party, please forward the inquiry to Kristen Batch at Kristen.Batch@forgerock.com.

6.	What can I share on social media?

a.	At this time, we are still a public company, and so we are limited by what information we share and how we promote it.

b.	Use the official news release found on ForgeRock’s Twitter and LinkedIn feeds by either retweeting or ‘favorite’ the tweet or share the post on LinkedIn.

c.

However, you must not add any additional commentary when sharing the ForgeRock post on your personal accounts. In addition, we ask you to please not share/tweet/favorite/like any media articles or blogs that mention this transaction.

Additional Information and Where to Find It

ForgeRock, Inc. (“ForgeRock”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of ForgeRock (the “Transaction”). ForgeRock plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in ForgeRock’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 13, 2022. To the extent that holdings of ForgeRock’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, ForgeRock will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORGEROCK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of ForgeRock’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by ForgeRock with the SEC in connection with the Transaction will also be available, free of charge, at ForgeRock’s investor relations website (https://investors.forgerock.com) or by writing to ForgeRock, Inc., Attention: Investor Relations, 201 Mission Street, Suite 2900, San Francisco, California 94105.

Forward-Looking Statements

This communication and ForgeRock, Inc.’s other filings and press releases may contain forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by ForgeRock’s Board of Directors in approving the Transaction; and expectations for ForgeRock following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of ForgeRock’s assumptions prove incorrect, ForgeRock’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from ForgeRock’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring the Company to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against us and others relating to the Transaction; (v) economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, inflationary pressures, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting ForgeRock’s business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of ForgeRock management or employees during the pendency of the Transaction; (vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to ForgeRock’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that ForgeRock files with the SEC, including ForgeRock’s Annual Report on Form 10-K filed with the SEC on March 9, 2022, ForgeRock’s quarterly report on Form 10-Q filed with the SEC on August 12, 2022, and subsequent filings. All forward-looking statements in this communication are based on information available to ForgeRock as of the date of this communication, and ForgeRock does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.